Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/

Chief Administrative Officer

William W. Warner, (800) 544-2411 or (702) 221-6620

Executive Vice President/Chief Development Officer

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437

Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:          October 30, 2003

STATION CASINOS ANNOUNCES THIRD QUARTER RESULTS,
PROVIDES GUIDANCE FOR REMAINDER OF 2003 AND 2004 AND ANNOUNCES
EXPANSION OF GREEN VALLEY RANCH

LAS VEGAS, — Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced the results of its operations for the third quarter ended September 30, 2003.

Highlights include:

•                  Adjusted for non-recurring items, diluted earnings were $0.35 per share, compared to $0.12 in the prior year.

•                  EBITDA (1) of $76.4 million, an increase of 39 percent over the prior year’s quarter.

•                  Same-store revenues from the Las Vegas operations increased five percent over the prior year’s quarter, while same-store EBITDA margins were 32.5 percent compared to 31.9 percent last year.

•                  Same-store EBITDA from the Las Vegas operations increased seven percent over the prior year.

•                  The Company also announced a $110 million expansion of Green Valley Ranch Station which is expected to begin in the fourth quarter of 2003 and is expected to be complete in the fourth quarter of 2004.

•                  The Federated Indians of Graton Rancheria successfully negotiated a memorandum of understanding with the City of Rohnert Park, California.  This is one of the initial steps in the development of the Graton Rancheria’s a casino project, which will be developed and managed by Station.

•                  The Company will pay its next quarterly dividend of $0.125 per share on December 4, 2003.

Results of Operations

The Company’s net revenues for the third quarter ended September 30, 2003 were approximately $218.7 million, an increase of 14 percent compared to the prior year’s quarter.  EBITDA for the quarter was $76.4 million, an increase of 39 percent compared to the prior year’s quarter.  During the quarter, Adjusted Earnings (2) applicable to common stock increased 201 percent over the prior year’s quarter to $21.9 million, or $0.35 per share.  Earnings were $0.12 per share during the prior year’s quarter on a comparable basis.

For the quarter ended September 30, 2003, the Company reported earnings from its Green Valley Ranch Station joint venture of $5.9 million, which represents a combination of Station’s management fee ($1.6 million) plus 50% of Green Valley Ranch Station’s operating income ($4.3 million).  Green Valley Ranch Station generated EBITDA before management fees of $14.6 million, an increase of 49 percent compared to the prior year’s quarter.  Included in Station’s interest expense is $1.3 million of interest related to this joint venture.

The non-recurring items, which totaled $3.3 million in the current quarter, consisted of $2.9 million in costs to develop new gaming opportunities, primarily in Native American gaming, the majority of which relates to Graton Rancheria, $0.5 million in costs related to an investigation by the Nevada Gaming Control Board of potential violations of Regulation 6A regarding cash transaction reporting, $0.7 million in employer taxes on stock option exercises, all of which were partially offset by $0.8 million in development fee income from Thunder Valley.  Including these items, the Company reported net income of $19.8 million and earnings applicable to common stock of $0.32 per share.

Las Vegas Market Results

Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $226.0 million, a five percent increase compared to the prior year, while EBITDA at those operations increased seven percent to $73.5 million.  “As we anticipated, the second half of 2003 to date has been stronger than the first half.  The continuing population growth, along with our Jumbo brand product offerings are driving increased revenues,” stated Glenn C. Christenson, executive vice president and chief financial officer.  Same-store EBITDA margins increased to 32.5 percent compared to 31.9 percent during the third quarter last year.

EBITDA and Adjusted Earnings are not generally accepted accounting principles (“GAAP”) measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

Balance Sheet Items and Capital Expenditures

Long-term debt was $1.16 billion as of September 30, 2003, a decrease of approximately $68 million in the current quarter.  Maintenance capital expenditures totaled $10.3 million for the quarter while other capital expenditures for the three months ended September 30, 2003 were approximately $6.3 million.

Advances to the Federated Indians of the Graton Rancheria totaled $3.5 million for the quarter and $12.7 million in total, primarily to secure real estate for future development.  In addition, $2.2 million of development costs related to Graton Rancheria were expensed during the quarter.

As of September 30, 2003, the Company’s debt to cash flow ratio as defined in its bank credit facility was 3.68 to 1, which reflects annualizing the management fees from Thunder Valley Casino.  The Company expects its debt balance at December 31, 2003 to be approximately $1.14 billion, based on current development plans and projected free cash flows.

During the quarter the Company decided to accelerate its replacement cycle of slot machines to put more ticket-in ticket-out (TITO) machines on the casino floor.  As a result, the Company will spend approximately $11 million in 2003, $22 million in 2004 and $14 million in 2005 in accelerated replacement of machines to take advantage of the TITO technology.

United Auburn Indian Community Management Agreement

Thunder Valley Casino, which opened on June 9, 2003 and is managed by Station for the United Auburn Indian Community, generated management fees to Station of $18.2 million during the quarter.  The property currently has 1,906 slot machines, 111 table games, a 500-seat bingo room, a 500-seat buffet, two specialty restaurants, a food court and a center pit bar.  “Thunder Valley has continued its exceptional performance.  Working in partnership with the tribe, we have developed the premier gaming and entertainment property in Northern California.  We remain comfortable with first year guidance of $65 million to $75 million in management fees to station, although we expect the fourth quarter to be seasonally slower than the third quarter,” stated Christenson.  See Company Information and Forward Looking Statements for risks associated with this project.

The Company has increased its development resources to expand its management of Native American casinos.  In the quarter ended September 30, 2003, the Company incurred $2.9 million associated with this effort.  “Station Casinos is uniquely qualified to offer these services to Native Americans because of our emphasis on locals market gaming.  We expect to generate a strong return on our development cost investment”, stated Christenson.

Green Valley Ranch Station Expansion

The Company announced that it is expanding its Green Valley Ranch Station property.  The expansion will include 296 rooms, 25,500 square feet of additional meeting space and an expanded spa facility.  The cost of the expansion is expected to be approximately $110 million.  We believe the construction on the project will begin in the fourth quarter of 2003 and be complete in the fourth quarter of 2004.  We expect that the expansion will be financed through a group of banks and Term B lenders.  We expect that the expansion will result in a first year mid-teens return on investment to Green Valley Ranch Station and approximately $4 million to $5 million in combined earnings from joint venture and management fees ($.04 to $.05 earnings per share) to Station.  See Company Information and Forward Looking Statements for risks associated with this expansion project.

Fourth Quarter 2003 and Year 2004 Guidance

The Company expects EBITDA of approximately $81 million to $84 million for the fourth quarter (excluding development expense and non-recurring items).  This would result in earnings per share (“EPS”) of $0.38 to $0.41 for the fourth quarter of 2003.  On an annual basis, we continue to expect the Thunder Valley Casino management fees to approximate $65 million to $75 million.

For 2004, the Company expects EBITDA of approximately $340 million to $350 million (excluding development expense and non-recurring items) and EPS of approximately $1.68 to $1.78 assuming 64 million fully diluted shares.  The guidance assumes revenue growth of three percent to five percent in Las Vegas with an approximate 50 percent flow through.

Dividend

The Board of Directors has declared a quarterly cash dividend of $0.125 per share.  The dividend is payable on December 4, 2003 to shareholders of record on November 13, 2003.  “Our dividend policy is consistent with the balanced approach to our financial strategy.  We think it makes sense to return cash to our shareholders as part of our overall strategy to enhance shareholder value while still taking advantage of the substantial growth opportunities the Company controls,” stated Christenson.

Conference Call Information

The Company will host a conference call today, Thursday, October 30, 2003, at 8:00 AM (PT) to discuss its third quarter financial results and provide guidance for the remainder of 2003 and 2004.  Interested participants may access the call by dialing in to the conference operator at (800) 296-6521.  A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company’s website, www.stationcasinos.com. (3)  A replay of the call will be available from 10:30 AM (PT) on October 30, 2003, until 10:30 AM (PT) on November 4, 2003 at (800) 633-8284.  The reservation number is 21162937.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada.  Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.  Construction projects such as the Green Valley Ranch Station expansion entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases.  The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates.  There can be no assurance that the budgeted costs or construction period will be met.  In September 2002, the United States District Court for the District of Columbia ruled in favor of the Department of the Interior and the UAIC and granted the Department of the Interior’s and the UAIC’s motions for summary judgment, resulting in the dismissal of the claims challenging the Department of the

Interior’s decision to accept land into trust for the benefit of the UAIC.  This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit.  There can be no assurance as to the ultimate outcome of such appeal.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com . (3)

(1) EBITDA consists of net income plus change in accounting principle, income tax provision, interest and other expense, loss on early retirement of debt, impairment loss, depreciation, amortization, development expense, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, asset reserves and restructuring charges, less Thunder Valley development fee and insurance proceeds.  EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures.  To evaluate EBITDA and the trends it depicts, the components should be considered.  The impact of change in accounting principle, income tax provision, interest and other expense, loss on early retirement of debt, impairment loss, depreciation, amortization, development expense, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, insurance proceeds, Thunder Valley development fee, asset reserves and restructuring charges, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.  A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.

(2) Adjusted Earnings excludes development fee and interest income related to Thunder Valley, development expense, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah’s patent litigation costs, impairment loss, loss on early retirement of debt write-off of our 50% investment in a restaurant at Green Valley Ranch Station, change in accounting principle, insurance proceeds, asset reserves and restructuring charges.  Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income.  A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

(3) The hyperlink to the Company’s URL is included herein solely for the convenience of investors in accessing the audio webcast of the third quarter conference call.  All other references herein to the Company’s URL are inactive textual references.  None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.

Station Casinos, Inc.

Condensed Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	September 30,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$52,024	$59,339
Receivables, net	24,323	15,423
Other current assets	31,101	27,747
Total current assets	107,448	102,509
Property and equipment, net	1,138,909	1,046,051
Other long-term assets	450,669	449,787
Total assets	$1,697,026	$1,598,347

Liabilities and stockholders’ equity:
Current portion of long-term debt	$—	$122
Other current liabilities	94,491	88,677
Total current liabilities	94,491	88,799
Revolving credit facility	182,100	177,200
Senior and senior subordinated notes	973,756	973,669
Interest rate swaps, mark-to-market	13,085	14,731
Other long-term liabilities	92,193	73,270
Total liabilities	1,355,625	1,327,669
Stockholders’ equity	341,401	270,678
Total liabilities and stockholders’ equity	$1,697,026	$1,598,347

Station Casinos, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Operating revenues:
Casino	$157,637	$154,242	$479,890	$476,169
Food and beverage	32,692	31,738	98,542	97,988
Room	12,803	11,473	37,500	36,294
Other	11,618	10,328	35,035	30,688
Management fees	19,914	1,170	27,769	3,533
Gross revenues	234,664	208,951	678,736	644,672
Promotional allowances	(15,994)	(17,241)	(50,500)	(53,414)
Net revenues	218,670	191,710	628,236	591,258

Operating costs and expenses:
Casino	66,297	62,955	196,612	190,810
Food and beverage	22,089	18,944	62,901	58,165
Room	4,883	4,629	14,628	14,250
Other	4,061	4,357	11,650	11,947
Selling, general and administrative	42,236	41,797	120,532	121,242
Corporate expense	7,968	7,785	24,653	23,827
Development expense	2,859	—	2,859	—
Depreciation and amortization	18,397	17,657	54,575	54,850
Impairment loss	—	—	1,394	3,876
	168,790	158,124	489,804	478,967

Operating income	49,880	33,586	138,432	112,291
Earnings from joint ventures	4,875	2,754	14,788	7,832
Operating income and earnings from joint ventures	54,755	36,340	153,220	120,123

Other income (expense):
Interest expense	(22,681)	(24,939)	(70,758)	(72,820)
Interest expense from joint ventures	(1,164)	(1,605)	(4,010)	(4,739)
Interest income	8	16	4,867	96
Loss on early retirement of debt	—	(1,427)	—	(1,427)
Other	513	616	793	1,160
	(23,324)	(27,339)	(69,108)	(77,730)
Income before income taxes and cumulative effect of change in accounting principle	31,431	9,001	84,112	42,393
Income tax provision	(11,629)	(3,330)	(31,121)	(15,685)
Income before cumulative effect of change in accounting principle	19,802	5,671	52,991	26,708
Cumulative effect of change in accounting principle, net of applicable income tax benefit of $7,170	—	—	—	(13,316)
Net income	$19,802	$5,671	$52,991	$13,392

Basic and diluted earnings per common share:
Income before cumulative effect of change in accounting principle
Basic	$0.34	$0.10	$0.92	$0.46
Diluted	$0.32	$0.09	$0.86	$0.44
Net income
Basic	$0.34	$0.10	$0.92	$0.23
Diluted	$0.32	$0.09	$0.86	$0.22

Weighted average common shares outstanding
Basic	58,634	57,888	57,762	57,822
Diluted	62,840	60,321	61,354	60,682

Dividends paid per common share	$0.125	$—	$0.125	$—

Station Casinos, Inc.
Summary Information and

Reconciliation of Net Income to EBITDA
(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Major Las Vegas Operations (a):
Net revenues	$191,236	$186,112	$577,793	$573,079

Net income	$16,914	$14,409	$58,744	$41,060
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,069
Income tax provision	9,933	8,463	34,499	31,791
Interest and other expense, net	14,020	18,922	45,427	53,550
Depreciation and amortization	17,488	16,925	51,974	52,624
Regulation 6A investigative costs	520	—	520	—
EBITDA	$58,875	$58,719	$191,164	$192,094

Green Valley Ranch Station (50% owned):
Net revenues	$34,745	$28,595	$101,438	$87,099

Net income	$5,263	$2,040	$16,826	$5,101
Interest and other expense, net	4,981	4,313	13,355	12,774
Preopening expenses	—	—	—	285
Write off of a restaurant investment	—	—	—	1,402
Depreciation and amortization	4,377	3,491	12,289	11,610
EBITDA	$14,621	$9,844	$42,470	$31,172

Same-Store Operations (b):
Net revenues	$225,981	$214,707	$679,231	$660,178

Net income	$22,177	$16,449	$75,570	$46,161
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,069
Income tax provision	9,933	8,463	34,499	31,791
Interest and other expense, net	19,001	23,235	58,782	66,324
Preopening expenses	—	—	—	285
Write off of a restaurant investment	—	—	—	1,402
Depreciation and amortization	21,865	20,416	64,263	64,234
Regulation 6A investigative costs	520	—	520	—
EBITDA	$73,496	$68,563	$233,634	$223,266

Station Casinos, Inc.
Summary Information and
Reconciliation of Net Income to EBITDA

(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Total Station Casinos, Inc. (c):
Net revenues	$218,670	$191,710	$628,236	$591,258
Thunder Valley development fee	(810)	—	(4,407)	—
Thunder Valley management fee	(18,213)	—	(23,077)	—
Net revenues excluding Thunder Valley	$199,647	$191,710	$600,752	$591,258

Net income	$19,802	$5,671	$52,991	$13,392
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,316
Income tax provision	11,629	3,330	31,121	15,685
Interest and other expense, net	23,324	25,912	69,108	76,303
Loss on early retirement of debt	—	1,427	—	1,427
Impairment loss	—	—	1,394	3,876
Depreciation and amortization	18,397	17,657	54,575	54,850
Development expense	2,859	—	2,859	—
Corporate expense less employer taxes on stock exercises and Harrah’s patent litigation costs	7,287	6,663	22,179	22,705
Employer taxes on stock exercises	681	—	681	—
Regulation 6A investigative costs	520	—	520	—
Harrah’s patent litigation costs	—	1,122	1,793	1,122
Asset reserves and restructuring charges	—	—	—	876
Write off of a restaurant investment at Green Valley Ranch Station (50%)	—	—	—	701
Thunder Valley development fee	(810)	—	(4,407)	—
Thunder Valley management fee	(18,213)	—	(23,077)	—
Insurance proceeds	—	—	—	(1,580)
EBITDA from Las Vegas operations	65,476	61,782	209,737	202,673
Thunder Valley management fee	18,213	—	23,077	—
EBITDA before corporate expense	83,689	61,782	232,814	202,673
Less corporate expense	(7,287)	(6,663)	(22,179)	(22,705)
EBITDA	$76,402	$55,119	$210,635	$179,968

Occupancy percentage	93%	90%	94%	91%
ADR	$50	$47	$49	$50

(a)  The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b)  Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c)  Total Station Casinos, Inc. includes the Major Las Vegas Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company’s earnings from joint ventures and Corporate expense.

Station Casinos, Inc.

Reconciliation of GAAP Net Income and EPS

to Adjusted Earnings and EPS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Adjusted Earnings
Net income	$19,802	$5,671	$52,991	$13,392
Thunder Valley development fee, net	(527)	—	(2,865)	—
Thunder Valley interest income, net	—	—	(3,149)	—
Development expense, net	1,858	—	1,858	—
Employer taxes on stock exercises, net	443	—	443	—
Regulation 6A investigative costs, net	338	—	338	—
Harrah’s patent litigation costs, net	—	707	1,165	707
Impairment loss, net	—	—	906	2,442
Loss on early retirement of debt, net	—	899	—	899
Write off of investment in restaurant at Green Valley Ranch Station, net (50%)	—	—	—	442
Change in accounting principle, net	—	—	—	13,316
Insurance proceeds, net	—	—	—	(995)
Asset reserves and restructuring charges, net	—	—	—	551
Adjusted Earnings	$21,914	$7,277	$51,687	$30,754

Adjusted basic earnings per common share:
Net income	$0.34	$0.10	$0.92	$0.23
Thunder Valley development fee, net	(0.01)	—	(0.05)	—
Thunder Valley interest income, net	—	—	(0.06)	—
Development expense, net	0.03	—	0.03	—
Employer taxes on stock exercises, net	0.01	—	0.01	—
Regulation 6A investigative costs, net	—	—	0.01	—
Harrah’s patent litigation costs, net	—	0.01	0.02	0.01
Impairment loss, net	—	—	0.01	0.04
Loss on early retirement of debt, net	—	0.02	—	0.02
Write off of investment in restaurant at	—	—	—	—
Green Valley Ranch Station, net (50%)	—	—	—	0.01
Change in accounting principle, net	—	—	—	0.23
Insurance proceeds, net	—	—	—	(0.02)
Asset reserves and restructuring charges, net	—	—	—	0.01
Adjusted basic earnings per common share	$0.37	$0.13	$0.89	$0.53

Weighted average common shares outstanding - basic	58,634	57,888	57,762	57,822

Adjusted diluted earnings per common share:
Net income	$0.32	$0.09	$0.86	$0.22
Thunder Valley development fee, net	(0.01)	—	(0.05)	—
Thunder Valley interest income, net	—	—	(0.05)	—
Development expense, net	0.03	—	0.03	—
Employer taxes on stock exercises, net	0.01	—	0.01	—
Regulation 6A investigative costs, net	—	—	0.01	—
Harrah’s patent litigation costs, net	—	0.01	0.02	0.01
Impairment loss, net	—	—	0.01	0.04
Loss on early retirement of debt, net	—	0.02	—	0.02
Write off of investment in restaurant at	—	—	—	—
Green Valley Ranch Station, net (50%)	—	—	—	0.01
Change in accounting principle, net	—	—	—	0.22
Insurance proceeds, net	—	—	—	(0.02)
Asset reserves and restructuring charges, net	—	—	—	0.01
Adjusted diluted earnings per common share	$0.35	$0.12	$0.84	$0.51

Weighted average common shares outstanding - diluted	62,840	60,321	61,354	60,682